Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-133358

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 18, 2006)

9,000,000 Shares

Common Stock

We are selling 9,000,000 shares of our common stock.

Our common stock is traded on The Nasdaq Global Market under the symbol CVTX. On August 15, 2006, the closing sale price of our common stock as quoted on The Nasdaq Global Market was $9.75 per share.

Our business involves significant risks.

See “ Risk Factors” beginning on page S-1 of this prospectus supplement.

	Per Share	Total
Public offering price	$9.50	$85,500,000
Underwriting discounts and commissions	$0.57	$5,130,000
Proceeds, before expenses, to CV Therapeutics	$8.93	$80,370,000

We have granted the underwriters the right to purchase up to an additional 1,350,000 shares of common stock to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the shares to the underwriters in New York, New York on August 21, 2006.

Lehman Brothers	Merrill Lynch & Co.

August 15, 2006

You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future clinical or product development, financial performance, regulatory review of our products and product candidates and commercialization efforts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms and other comparable terminology.

These statements reflect only management’s current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus supplement and the accompanying prospectus are set forth under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q, as may be updated from time to time by our future filings under the Exchange Act, and elsewhere in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We do not intend to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Before you decide whether to purchase any of our common stock offered hereby, in addition to the other information in this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors set forth under the heading “Risk Factors” on pages 28 through 48 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which is incorporated by reference into this prospectus supplement, as the same may be updated from time to time by subsequent filings under the Exchange Act.

SUMMARY

The following summary is qualified in its entirety by the more detailed information, historical consolidated financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus supplement. Investors should carefully consider the information on this prospectus supplement, including the information set forth under “Risk Factors” and the information incorporated by reference in this prospectus supplement. Unless the context otherwise requires, the terms “CV Therapeutics,” “our company,” “we,” “us” and “our” refer to CV Therapeutics, Inc. and its subsidiaries. Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise of the underwriters’ over-allotment program.

CV Therapeutics, Inc.

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on the discovery, development and commercialization of new small molecule drugs for the treatment of cardiovascular diseases. We apply advances in molecular biology and genetics to identify mechanisms of cardiovascular diseases and targets for drug discovery.

Approved and Late-Stage Products

We currently have two approved cardiovascular products to promote with our national cardiovascular specialty sales force: Ranexa® (ranolazine extended-release tablets) and ACEON® (perindopril erbumine) Tablets. Ranexa was approved in the United States in January 2006 for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs. Ranexa represents the first new pharmaceutical approach to treat angina in the United States in more than 20 years. We launched Ranexa in the United States in March 2006. ACEON®, an angiotensin converting enzyme inhibitor, or ACE inhibitor, is approved in the United States for use in patients with stable coronary artery disease to reduce the risk of cardiovascular mortality or nonfatal myocardial infarction, or MI, and for the treatment of patients with essential hypertension. We co-promote ACEON® in the United States with our partner Solvay Pharmaceuticals, Inc. In addition to our marketed products, we are developing regadenoson, a selective A2A–adenosine receptor agonist for potential use as a pharmacologic agent in myocardial perfusion imaging studies.

In January 2006, the U.S. Food and Drug Administration, or FDA, approved Ranexa for the treatment of chronic angina. Because Ranexa prolongs the QT interval, which is a measurement of specific electrical activity in the heart as captured by an electrocardiogram, the approved product labeling indicates that it is reserved for patients who have not achieved an adequate response with other antianginal drugs. Ranexa should be used in combination with amlodipine, beta-blockers or nitrates. Ranexa has antianginal and anti-ischemic effects that do not depend upon reductions in heart rate or blood pressure.

In order to potentially broaden the product labeling for Ranexa, we are conducting the Metabolic Efficiency with Ranolazine for Less Ischemia in Non-ST Elevation Acute Coronary Syndromes, or MERLIN TIMI-36, clinical study. This study is being conducted under a special protocol assessment, or SPA, agreement with the FDA. If treatment with Ranexa is not associated with an adverse trend in death or arrhythmia compared to placebo, the study could support potential approval of Ranexa as first-line chronic angina therapy, even if statistical significance on the primary endpoint is not achieved. In addition, if statistical significance on the primary endpoint is achieved, Ranexa could also gain potential approval for hospital-based and long-term prevention of acute coronary syndromes. The MERLIN TIMI-36 study completed enrollment in May 2006 and is being conducted by the Harvard-based TIMI Study Group. We currently expect data from the MERLIN TIMI-36 study in the first quarter of 2007.

We plan to submit a marketing application to the European Medicines Agency within the next six to nine months, which will seek approval of ranolazine for use with chronic angina patients. We expect that this application will include data previously submitted to these European regulatory authorities (as part of the marketing approval application for ranolazine which we withdrew in 2005), as well as additional data and results. However, we do not expect to include the results of the MERLIN TIMI-36 study in this marketing approval application, since we intend to seek marketing approval only for the use of the product in chronic angina.

In August 2005, the FDA approved a supplemental new drug application, or sNDA, for ACEON® for the treatment of patients with stable coronary artery disease to reduce the risk of cardiovascular mortality or nonfatal MI. The labeling expansion was based on the EUROPA (EUropean trial on Reduction Of cardiac event with Perindopril in patients with stable coronary Artery disease) study, which assessed the ability of perindopril to reduce cardiovascular death, nonfatal MI and cardiac arrest in a broad population of patients who had stable coronary artery disease but not heart failure or substantial hypertension. In the EUROPA study, perindopril significantly reduced relative cardiovascular risk by 20% as assessed by the primary combined study endpoint of cardiovascular death, nonfatal MI and cardiac arrest. ACEON® is also indicated for the treatment of hypertension.

One of our drug candidates, regadenoson, a selective A2A-adenosine receptor agonist for potential use as a pharmacologic agent in myocardial perfusion imaging studies is in late-stage clinical development. We completed a Phase 3 trial of regadenoson which met its primary endpoint, for this proposed use in August 2005. Data from a second Phase 3 trial with the same design are expected in the fourth quarter of 2006. If this second Phase 3 trial is successful, we expect to submit a new drug application to the FDA for the approval of regadenoson in 2007.

In addition, we have several development, preclinical and research programs, the objectives of which are to bring additional drugs to market to help patients with unmet medical needs.

Financial Information

Our operating expenses for the first half of 2006 were $156.9 million, and we currently estimate that our operating expenses for 2006 will be approximately $310 million to $330 million. With the expected completion of the MERLIN TIMI-36 study in the first quarter of 2007, we currently expect that our research and development expenses in 2007 will decrease by approximately $30 million to $40 million compared to our anticipated research and development expenses for 2006. In addition, we currently expect that our selling, general and administrative expenses in 2007 will remain approximately in-line with our anticipated selling, general and administrative expenses for 2006.

Corporate Information

Our executive offices are located at 3172 Porter Drive, Palo Alto, California 94304, and our telephone number is (650) 384-8500. CV Therapeutics, Inc. and the CV Therapeutics logo are our service marks. All other service marks and all brand names or trademarks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders.

THE OFFERING

Common stock offered	9,000,000 shares
Common stock to be outstanding after the offering	55,313,316 shares
Use of proceeds	We intend to use the net proceeds from the sale of the common stock offered hereby for general corporate purposes, which may include funding commercialization of our approved products, product development and related clinical trials, product manufacturing, research and development, preparation and filing of new drug applications and other marketing approval applications, increasing our working capital, reducing our indebtedness, funding potential acquisitions of or investments in businesses, products or technologies that are complementary to our own, and capital expenditures.
Nasdaq Global Market symbol	CVTX

The number of shares of our common stock to be outstanding after this offering is based on 46,313,316 shares of common stock outstanding as of July 31, 2006, and does not include, as of the date of this prospectus supplement:

•	9,030,583 shares issuable pursuant to awards outstanding under our equity compensation plans; and

•	2,102,124 shares available for future grant or issuance pursuant to our employee stock purchase plan and other equity compensation plans.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of common stock in this offering will be approximately $80.2 million (or $92.3 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from the sale of the common stock offered hereby for general corporate purposes, which may include funding commercialization of our approved products, product development and related clinical trials, product manufacturing, research and development, preparation and filing of new drug applications and other marketing approval applications, increasing our working capital, reducing our indebtedness, funding potential acquisitions of or investments in businesses, products or technologies that are complementary to our own, and capital expenditures.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of this offering. We have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus supplement. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

PRICE RANGE OF COMMON STOCK

Our common stock commenced trading publicly on The Nasdaq Global Market on November 19, 1996 and is traded under the symbol “CVTX.” The following table sets forth, for the fiscal periods indicated, the high and low sales of our common stock as reported on The Nasdaq Global Market.

	High	Low
Year Ended December 31, 2004
First Quarter	$17.48	$13.12
Second Quarter	17.40	12.20
Third Quarter	16.73	11.28
Fourth Quarter	24.70	12.08
Year Ended December 31, 2005
First Quarter	$23.76	$19.15
Second Quarter	23.73	19.39
Third Quarter	29.79	22.15
Fourth Quarter	28.42	23.38
Year Ending December 31, 2006
First Quarter	$27.49	$21.50
Second Quarter	23.47	12.60
Third Quarter (through August 15, 2006)	14.04	9.45

The last reported sale price of our common stock on August 15, 2006 was $9.75 per share.

DIVIDEND POLICY

Since our initial public offering, we have not paid dividends on our common stock. We currently anticipate that all of our earnings will be retained for the continued development of our business and we do not anticipate paying any dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth the following unaudited information:

•	our actual capitalization as of June 30, 2006; and

•	our as adjusted capitalization to give effect to the issuance of 9,000,000 shares of common stock in this offering.

	June 30, 2006
	Actual	As Adjusted
	(Unaudited) (dollars in thousands, except share data)
Long-term debt:
2 3/4% senior subordinated convertible notes due 2012	$150,000	$150,000
3 1/4% senior subordinated convertible notes due 2013	149,500	149,500
2.0% senior subordinated convertible debentures due 2023	100,000	100,000

Total long-term debt	399,500	399,500

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding actual and as adjusted	—	—
Common stock, $0.001 par value; 85,000,000 shares authorized[1]; 46,312,760 shares issued and outstanding actual and 55,312,760 shares issued and outstanding as adjusted	914,745	994,965
Accumulated deficit	(956,121)	(956,121)
Accumulated other comprehensive income	28	28

Total stockholders’ equity (deficit)	(41,348)	38,872

Total capitalization	$358,152	$438,372

[1]	Effective August 4, 2006, our authorized common stock consists of 180,000,000 shares.

The foregoing table excludes as of June 30, 2006:

•	9,064,956 shares issuable pursuant to awards outstanding under our equity compensation plans; and

•	2,069,251 shares available for future grant or issuance pursuant to our employee stock purchase plan, and other equity compensation plans.

DILUTION

The historical net tangible book value (deficit) of our common stock as of June 30, 2006 was $(47.4) million, or $(1.02) per share. After giving effect to the receipt of the net proceeds from the sale of 9,000,000 shares of common stock in this offering, our as adjusted net tangible book value as of June 30, 2006 would have been $32.8 million, or $0.59 per share. This represents an immediate increase in as adjusted net tangible book value of $1.61 per share to existing stockholders and immediate dilution of $8.91 per share to investors purchasing common stock in this offering.

MATERIAL U.S. FEDERAL INCOME TAX

CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock applicable to “non-U.S. holders” as we define that term below. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

The term “non-U.S. holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not a partnership or any of the following:

•	an individual citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation for the U.S. federal income tax purposes created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This summary is limited to holders who hold common stock as a capital asset (generally, property held for investment). This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities, except to the extent specifically set forth below;

•	persons that are, or who hold our common stock through, partnerships or other pass-through entities;

•	persons that own, or are deemed to own, more than 5% of our company, except to the extent specifically set forth below;

•	certain former citizens or long-term residents of the U.S.;

•	persons who hold the common stock as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction; or

•	persons deemed to sell the common stock under the constructive sale provisions of the Code.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Distributions on Common Stock

If we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will constitute a return of capital that will first be applied against and reduce the non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “—Gain on Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States will generally be subject to withholding of the U.S. federal income tax at the rate of 30%, or if a tax treaty applies, a lower rate specified by the treaty. Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, are attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if the non-U.S. holder was a U.S. person. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification requirements. In addition, if the non-U.S. holder is a corporation, a “branch profits tax” equal to 30% (or lower applicable treaty rate) may be imposed on the repatriation from the United States of its adjusted effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable tax treaties that may provide for different rules.

To claim the benefit of a tax treaty or an exemption from withholding because the dividends are effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must either (a) provide a properly executed IRS Form W-8BEN or Form-8ECI (as applicable) before the payment of dividends or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. These forms must be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax or any withholding thereof with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will generally be taxed on its net gain derived from the disposition at the regular graduated U.S. federal income tax rates in much the same manner as if the non-U.S. person was a U.S. person and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains (including gain recognized on a sale or other disposition of our common stock) allocable to U.S. sources exceed capital losses allocable to U.S. sources; or

•

our common stock constitutes a “United States real property interest” by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date you dispose of our common stock or the period you held our common stock. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our business assets. We believe that we are currently not and do not anticipate becoming a USRPHC. However, there is no assurance that our determination is correct or that we will not become a USRPHC in the future as a result of a change in our assets or operations.

Even if we are or later become a USRPHC, as long as our common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code, such common stock will be treated as a United States real property interest only if you owned directly or indirectly more than 5% of such regularly traded common stock at any time during the applicable period. We believe that our common stock will be “regularly traded on an established securities market.” If we are or were to become a USRPHC, and a non-U.S. holder owned directly or indirectly more than 5% of our common stock at any time during the applicable period or our common stock were not considered to be “regularly traded on an established securities market,” then any gain recognized by a non-U.S. holder on the sale or other disposition of our common stock would be treated as effectively connected with a U.S. trade or business (except for purposes of the branch profits tax) and would be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates in much the same manner as if the non-U.S. holder was a U.S. person. In such case, the non-U.S. holder would be subject to withholding on the gross proceeds realized with respect to the sale or other disposition of our common stock and any amount withheld in excess of the tax owed as determined in accordance with the preceding sentence may be refundable if the required information is timely furnished to the IRS.

Backup Withholding and Information Reporting

In general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you, provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us an appropriate statement certifying, under penalties of perjury, that you are not a U.S. person. In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a share of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the Internal Revenue Service and to you the amount of, and the tax withheld with respect to, any dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the Internal Revenue Service in a timely manner.

UNDERWRITING

Upon the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, the underwriters named below have severally agreed to purchase and we have agreed to sell to them, severally, the respective number of shares of common stock set forth opposite their names below:

Underwriter	Number of Shares
Lehman Brothers Inc.	4,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,500,000

Total	9,000,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement and the accompanying prospectus are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.34 per share less than the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters. The total price to the public will be $85,500,000, the total underwriting discounts and commissions will be $5,130,000 and the total gross proceeds to us will be $80,370,000.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,350,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement. To the extent that the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of our common stock as the number listed opposite the underwriter’s name in the preceding table bears to the total number of shares of our common stock listed opposite the names of all underwriters in the preceding table. If the over-allotment option is exercised in full, the total price to the public would be $98,325,000, the total underwriting discounts and commissions would be $5,899,500 and the total gross proceeds to us would be $92,425,500.

The estimated offering expenses payable by us are approximately $150,000, not including the underwriting discounts and commissions, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock.

We and each of our executive officers and directors have agreed that, without the prior written consent of Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, we will not, during the period ending 90 days after the date of this prospectus supplement:

•	directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, whether any such swap or transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the securities to be sold in this offering;

•	any shares of common stock issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement;

•	any shares of common stock issued or options or other rights to purchase or receive common stock granted pursuant to our existing employee benefit plans or our stockholder rights’ plan or the issuance if rights under that plan;

•	any shares of common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan;

•	any registration statement on Form S-8 with respect to our employee benefit plans;

•	up to an aggregate of 2,000,000 shares that may be sold by us pursuant to our Common Stock Purchase Agreement, dated April 18, 2006 with Azimuth Opportunity Ltd.;

•	up to an aggregate of 50,000 shares that may be sold or otherwise disposed of by our executive officers and directors; or

•	any shares of our common stock transferred by our executive officers and directors as bona fide gifts or to trusts for the benefit of such officers or directors or their immediate families, provided in each case that the transferee agrees to be bound by the restrictions described in the immediately preceding paragraph.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b) it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, (each, referred to as a Relevant Member State), each underwriter represents and warrants that it has not made and will not make an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement in that Relevant Member State, except that it may make an offer to the public in that Relevant Member State of any shares at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing this offering that could adversely affect investors who purchase shares in this offering. In addition, in order to cover any over-allotments or to stabilize the price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing our common stock in this offering, if the syndicate repurchases previously distributed shares of our common stock to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

From time to time, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and their affiliates have provided, and may in the future provide, investment banking, commercial banking and financial advisory services to us, for which they have in the past received, and may in the future receive, customary fees.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Latham & Watkins LLP, Menlo Park, California. Certain persons associated with Latham & Watkins LLP beneficially own less than 1% of our outstanding common stock. Heller Ehrman LLP, Menlo Park, California will pass upon certain legal matters for the underwriters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-133358

PROSPECTUS

$200,000,000

COMMON STOCK

This prospectus will allow us to issue, from time to time in one or more offerings, up to $200,000,000 in the aggregate of our common stock. This means:

•	we will provide a prospectus supplement each time we issue common stock;

•	the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this prospectus; and

•	you should read this prospectus and any prospectus supplement carefully before you invest.

See “ Risk Factors” beginning on page 3 for a discussion of material risks that you should consider before you invest in our securities being sold with this prospectus.

Our common stock is traded on the Nasdaq National Market under the symbol “CVTX.” On April 17, 2006, the last reported sale price for our common stock on the Nasdaq National Market was $21.72 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2006.

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the common stock to which they relate, nor does this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is correct on any date after their respective dates, even though this prospectus or a prospectus supplement is delivered or securities are sold on a later date.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such forward-looking statements involve a number of risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “hope,” “may,” “will,” “plan,” “intend,” “estimate,” “could,” “should,” “would,” “continue,” “seek,” “pro forma” or “anticipate,” or other similar words (including their use in the negative), or by discussions of future matters such as our future clinical or product development, regulatory review of our products or product candidates, commercialization of our products, our financial performance, possible changes in legislation and other statements that are not historical.

These statements reflect only management’s current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus are set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as may be updated from time to time by our future filings under the Exchange Act, and elsewhere in the documents incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

AVAILABLE INFORMATION

We are subject to the information requirements of the Exchange Act and we therefore file periodic reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission, relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the Commission. The address of the Commission’s Internet site is www.sec.gov.

This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the common stock. As permitted by the Commission’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Commission, at the public reference facilities maintained by the Commission in Washington, D.C.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Current Report on Form 8-K, filed with the Commission on January 18, 2006;

•	Current Report on Form 8-K, filed with the Commission on February 1, 2006;

•	Current Report on Form 8-K, filed with the Commission on February 2, 2006

•	Current Report on Form 8-K, filed with the Commission on February 10, 2006

•	Current Report on Form 8-K, filed with the Commission on March 1, 2006;

•	Current Report on Form 8-K, filed with the Commission on March 9, 2006;

•	Current Report on Form 8-K, filed with the Commission on March 24, 2006;

•	Current Report on Form 8-K, filed with the Commission on April 18, 2006; and

•	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-21643), filed with the Commission on October 30, 1996.

We are also incorporating by reference all other reports that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement. The delivery of this prospectus together with a prospectus supplement relating to particular offered securities in any jurisdiction shall not constitute an offer in the jurisdiction of any other securities covered by this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to CV Therapeutics, Inc., Attention: Investor Relations, 3172 Porter Drive, Palo Alto, California 94304 (telephone (650) 384-8500). The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

RISK FACTORS

Before you decide whether to purchase any of our common stock, in addition to the other information set forth or incorporated by reference in this prospectus, you should carefully consider the risk factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Exchange Act. For more information, see the section entitled “Incorporation by Reference.”

THE COMPANY

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on the discovery, development and commercialization of new small molecule drugs for the treatment of cardiovascular diseases. We apply advances in molecular biology and genetics to identify mechanisms of cardiovascular diseases and targets for drug discovery.

Our company was incorporated in Delaware in December 1990, and in June 1992 we changed our name to CV Therapeutics, Inc. Our executive offices are located at 3172 Porter Drive, Palo Alto, California 94304, and our telephone number is (650) 384-8500. CV Therapeutics®, CVT®, the CV Therapeutics logo™ and Ranexa™ are our trademarks. All other service marks and all brand names or trademarks appearing in this prospectus are the property of their respective holders. We maintain a website located at www.cvt.com. Information contained on our website is not incorporated by reference into and does not form a part of this prospectus.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include funding commercialization of our approved products, product development and related clinical trials, product manufacturing, research and development, preparation and filing of new drug applications and other marketing approval applications, increasing our working capital, reducing our indebtedness, funding potential acquisitions of or investments in businesses, products or technologies that are complementary to our own, and capital expenditures. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 85,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of April 12, 2006, there were 45,052,027 shares of common stock outstanding held of record by approximately 69 holders and no shares of preferred stock outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. Upon our liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of preferred stock, the holders of common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. Attached to and trading with each share of common stock are the rights to acquire our Series A junior participating preferred stock pursuant to our First Amended and Restated Rights Agreement dated as of July 19, 2000. Each share of common stock carries with it one right to purchase 1/100th of a share of our Series A junior participating preferred stock.

Preferred Stock

Of the 5,000,000 shares of preferred stock that we are authorized to issue, 850,000 shares are designated Series A junior participating preferred stock and are reserved for issuance pursuant to our Rights Agreement. Our board of directors may increase the number of shares designated as Series A junior participating preferred stock without further stockholder action. Under our Amended and Restated Certificate of Incorporation, our board of directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of our preferred stock, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of a series of such stock adopted, at any time or from time to time, by our board of directors. The rights of the holders of each series of the preferred stock will be subordinate to those of our general creditors.

Warrants

We have four outstanding warrants to purchase shares of our common stock. The first warrant permits the holder to purchase 200,000 shares at an exercise price of $17.29 per share and is exercisable, in whole or in part, until the later of (i) April 1, 2013 if, but only if, at any time prior to April 1, 2008, the closing price of our common stock on the Nasdaq National Market has not been more than $34.58 for each trading day during any period of twenty consecutive trading days, or (ii) April 1, 2008. The second warrant permits the holder to purchase 200,000 shares at an exercise price of $32.93 per share and expires on July 9, 2008. The remaining two warrants permit the holders to purchase an aggregate of 200,000 shares at an exercise price of $24.04 per share and are exercisable, in whole or in part, until the later of (i) January 19, 2016 if, but only if, at any time prior to January 19, 2011, the closing price of our common stock on the Nasdaq National Market has not been more than $48.08 for each trading day during any period of twenty consecutive trading days, or (ii) January 19, 2011.

Delaware Law and Certain Charter Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

Our Amended and Restated Certificate of Incorporation and Restated Bylaws also require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or by any person or persons holding shares representing at least 10% of the outstanding capital stock. Our Amended and Restated Certificate of Incorporation also provides for a classified Board and further provides that the affirmative vote of 66 2/3% of our outstanding shares entitled to vote is required for our stockholders to remove our Board of Directors or any director serving on our Board of Directors without cause. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of CV Therapeutics, Inc.

Rights Agreement

Our Board of Directors adopted the Rights Agreement, pursuant to which one preferred share purchase right was issued as a dividend for each outstanding share of our common stock. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A junior participating preferred stock at a price of $500.00 per one one-hundredth of a preferred share, subject to adjustment.

The rights would become exercisable when a person or group acquires 15% or more of our common stock or 10 business days after commencement or announcement of a tender or exchange offer that would result in such ownership. After the rights become exercisable, the holder of each right, other than the person or group acquiring 15% or more of our stock, would be permitted to purchase, for the exercise price, shares of our common stock having a market value of twice the exercise price. The rights will expire on February 1, 2009, unless earlier redeemed or exchanged by us.

If, after the rights become exercisable, we were to be acquired through a merger or other business combination transaction or 50% or more of our assets or earning power were sold, each right would permit the holder to purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price.

Preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preferred shares would be entitled to a minimum preferential liquidation payment of $100 per share, but would be entitled to receive an aggregate payment equal to 100 times the payment made per share of common stock. Each preferred share will have 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share will be entitled to receive 100 times the amount of consideration received per share of common stock. These rights are protected by customary anti-dilution provisions. The preferred shares rank junior to any other series of our preferred stock.

PLAN OF DISTRIBUTION

General

We may sell the common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades, equity lines of credit or a combination of these methods. We may sell the common stock (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. We may distribute the common stock from time to time in one or more transactions at:

•	a fixed price or prices that may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

We may solicit directly offers to purchase the common stock being offered by this prospectus. We may also designate agents to solicit offers to purchase the common stock from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our common stock.

If we utilize a dealer in the sale of the common stock being offered by this prospectus, we will sell the common stock to the dealer, as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the common stock being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the common stock to the public. In connection with the sale of the common stock, we, or the purchasers of common stock for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the common stock to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions, block trades and equity lines of credit, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the common stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq National Market. To facilitate the offering of common stock (other than common stock offered in an at-the-market offering), certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. This may include over-allotments or short sales of the common stock, which involve the sale by persons participating in the offering of more common stock than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the common stock by bidding for or purchasing common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

Equity Line of Credit

On April 18, 2006, we entered into what is sometimes termed an equity line of credit arrangement with Azimuth Opportunity Ltd., or Azimuth. Specifically, we entered into a Common Stock Purchase Agreement with Azimuth, which provides that, upon the terms and subject to the conditions set forth therein, Azimuth is committed to purchase up to $200,000,000 of our common stock, or the number of shares which is one less than twenty percent (20%) of the issued and outstanding shares of our common stock as of April 18, 2006, whichever occurs first, over the approximately 36-month term of the Purchase Agreement. From time to time ending on May 1, 2009, and at our sole discretion, we may present Azimuth with draw down notices constituting offers to purchase our common stock over 18 consecutive trading days or such other period mutually agreed upon by us and Azimuth. We are able to present Azimuth with up to 40 draw down notices during the term of the Purchase Agreement, with a minimum of five trading days required between each draw down period. Only one draw down is allowed in each draw down pricing period, unless otherwise mutually agreed upon by us and Azimuth.

Once presented with a draw down notice, Azimuth is required to purchase a pro rata portion of the shares on each trading day during the trading period on which the daily volume weighted average price for our common stock exceeds a threshold price for such draw down determined by us. The per share purchase price for these shares equals the daily volume weighted average price of our common stock on each date during the draw down period on which shares are purchased, less a discount ranging from 3.8% to 5.8%, based on our market capitalization. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a draw down period, the Purchase Agreement provides that Azimuth will not be required to purchase the pro-rata portion of shares of common stock allocated to that day. However, at its election, Azimuth could buy the pro-rata portion of shares allocated to that day at the threshold price less the discount described above.

The Purchase Agreement also provides that from time to time and at our sole discretion we may grant Azimuth the right to exercise one or more call options to purchase additional shares of our common stock during each draw down pricing period for the amount that we specify; provided, however, that unless otherwise mutually agreed upon between us and Azimuth: (1) each such amount that we specify must be for a minimum of $50,000, (2) the aggregate of all such amounts that we specify during a draw down pricing period may not exceed $15,000,000 and (3) the amount of proceeds we receive by a call option on any given trading day in a draw down pricing period may not exceed $1,500,000. Upon Azimuth’s exercise of the call option, we would sell to Azimuth the shares of our common stock subject to the call option at a price equal to the greater of the daily volume weighted average price of our common stock on the day Azimuth notifies us of its election to exercise its call option or the threshold price for the call option determined by us, less a discount ranging from 3.8% to 5.8%, based on our market capitalization.

In addition to our issuance of shares of common stock to Azimuth pursuant to the Purchase Agreement, the registration statement of which this prospectus forms a part also covers the sale of those shares from time to time by Azimuth to the public. Azimuth is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Azimuth has informed us that, unless it notifies us that it will use a different broker-dealer and we have filed a prospectus supplement, it will use an unaffiliated broker-dealer to effectuate all sales, if any, of common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made on the Nasdaq National Market at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Azimuth has informed us that each such broker-dealer will receive commissions from Azimuth which will not exceed customary brokerage commissions. Azimuth also will pay other expenses associated with the sale of the common stock it acquires pursuant to the Purchase Agreement.

The shares of common stock may be sold in one or more of the following manners:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

Azimuth has agreed that prior to, during the term of and for a period of ninety (90) days after the termination of the Purchase Agreement, neither Azimuth nor any of its affiliates will, directly or indirectly, sell any of our securities except the shares that it owns or has the right to purchase pursuant to the provisions of a draw down notice. Azimuth has agreed that during the periods listed above it will not enter into a short position with respect to shares of our common stock except that Azimuth may sell shares that it is obligated to purchase under a pending draw down notice but has not yet taken possession of so long as Azimuth covers any such sales with the shares purchased pursuant to such draw down notice. Azimuth has further agreed that during the periods listed above it will not grant any option to purchase or acquire any right to dispose or otherwise dispose for value of any shares of our common stock or any securities convertible into, or exchangeable for, or warrants to purchase, any shares of our common stock, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of our common stock, except for the sales permitted by the prior two sentences. Azimuth also has agreed that its sales of our common stock on any trading day will not represent more than 20% of the total trading volume of our common stock for that trading day.

In addition, Azimuth and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Azimuth or any unaffiliated broker-dealer. Under these rules and regulations, Azimuth and any unaffiliated broker-dealer:

•	may not engage in any stabilization activity in connection with our securities;

•	must furnish each broker which offers shares of our common stock covered by this prospectus with the number of copies of such prospectus and any prospectus supplement which are required by each broker; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the shares of common stock by Azimuth and any unaffiliated broker-dealer.

We have agreed to indemnify and hold harmless Azimuth, any unaffiliated broker-dealer and each person who controls Azimuth or any unaffiliated broker-dealer against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in or incorporated by referenced in the registration statement of which this prospectus forms a part, or any omission or alleged omission to state in such registration statement or any document incorporated by reference in such registration statement, a material fact required to be stated therein or necessary to make the statements therein not misleading, unless made or omitted in reliance upon written information provided to us by Azimuth or any unaffiliated broker-dealer. We have agreed to pay up to fifty thousand dollars ($50,000) of Azimuth’s reasonable attorneys’ fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Azimuth in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement. We have also agreed to pay all reasonable fees and expenses incurred by Azimuth in connection with any amendments, modifications or waivers of the Purchase Agreement. Further, we have agreed that if we issue a draw down notice and fail to deliver the shares to Azimuth on the applicable settlement date, and such failure continues for ten trading days, we will pay Azimuth liquidated damages in cash or restricted shares of our common stock, at the option of Azimuth.

Azimuth has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, an untrue statement, alleged untrue statement, omission or alleged omission, included in this prospectus or any prospectus supplement or any amendment or supplement to this prospectus or any prospectus supplement in reliance upon, and in conformity with, written information furnished by Azimuth to us for inclusion in such prospectus or prospectus supplement, or any omission or alleged omission to state in such prospectus or any prospectus supplement or any amendment or supplement to such prospectus or any prospectus supplement a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, the untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon, and in conformity with, written information provided to us by Azimuth.

Upon each sale of our common stock to Azimuth under the Purchase Agreement, we have also agreed to pay Reedland Capital Partners, an Institutional Division of the Financial West Group, member NASD/SIPC, a placement fee equal to one fifth of one percent of the aggregate dollar amount of common stock purchased by Azimuth. We have agreed to indemnify and hold harmless Reedland Capital Partners against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the common stock offered hereby have been passed upon for us by Latham & Watkins LLP, Menlo Park, California. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

9,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

August 15, 2006

Lehman Brothers	Merrill Lynch & Co.